SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [x]

                 Filed by a Party other than the Registrant [ ]



Check the appropriate box:

[x] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ] Definitive proxy statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to /section/240.14a-11(c) or
     /section/240.14a-12


                            nSTOR TECHNOLOGIES, INC.
                     ---------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Persons(s) Filing proxy statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
        (4) Proposed maximum aggregate value of transaction:
        (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check  box if any  part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount previously paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date:
        (5) Filed:

                            nSTOR TECHNOLOGIES, INC.
                               10140 Mesa Rim Road
                           San Diego, California 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2002
                    ----------------------------------------

To the Stockholders of
nStor Technologies, Inc.

        The board of directors of nStor Technologies, Inc. invites you to attend the 2002 annual meeting of Stockholders of nStor to be held on September 12,
2002, at 10:00 a.m., local time, at The Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida for the following purposes, all of which are described more completely in the accompanying proxy statement:

(1) To approve the issuance of the following shares of our common stock to Pacific Technology Group, Inc. in connection with our acquisition of 100% of the outstanding capital stock of Stonehouse Technologies, Inc. on June 7, 2002: (a) 4,527,027 shares upon the conversion of our Series L Convertible Preferred Stock, and (b) up to 8,687,258 shares as earn-out consideration;

(2) To approve the issuance of shares of our common stock to Halco Investments L.C., an entity controlled by Maurice Halperin, the chairman of our board of directors, in connection with the potential conversion of a $3,100,000 promissory note in order to maintain our listing on The American Stock Exchange;

(3) To approve the issuance of shares of our common stock to H. Irwin Levy, the vice-chairman of our board of directors and our chief executive officer, in connection with the potential conversion of a $650,000 promissory note in order to maintain our listing on The American Stock Exchange;

(4) To approve the issuance of up to 30,000,000 shares of our common stock upon the potential exercise of an option granted to Pacific Technology Services, Inc.;

(5)  To approve an amendment to our certificate of incorporation  increasing the
     number  of  authorized   shares  of  common  stock  from   200,000,000   to
     230,000,000;

(6) To elect five persons to our board of directors to hold office until our next annual meeting of stockholders or until their successors are duly elected and qualified;

(7) To ratify the re-appointment of Swenson Advisors LLP, certified public accountants, as our independent auditors for 2002; and

(8) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Approval of proposals 2 and 3 is conditioned upon the approval of proposal 5. If proposal 5 is not approved, proposals 2 and 3 will also not be approved even if proposals 2 and 3 receive the requisite stockholder approval.

        Current stockholders who own, as of the record date, shares of our common stock representing approximately 47% of our outstanding common stock, or 56% of our outstanding common stock excluding shares held by Pacific Technology Group, Inc. or its affiliates, have executed proxies instructing the proxyholders to vote in favor of proposals 1 and 4. As a result, approval of proposal 1 is assured.

        The board of directors has fixed the close of business on August 12, 2002 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

        Whether or not you expect to be present, please promptly mark, sign and date the enclosed proxy and return it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

                                        By Order of the board of directors

                                        Orilla F. Floyd, Secretary
West Palm Beach, Florida
August 20, 2002

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

             General Information About the Annual Meeting and Voting

Why did you send me this proxy statement?

        We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2002 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting on September 12, 2002, and at any adjournment of the meeting, for the purposes indicated in the accompanying Notice of Annual Meeting of Stockholders. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        This proxy statement and the accompanying proxy card will be mailed to stockholders on or about August 20, 2002.

Who can vote?

        You can vote your shares of common stock if our records show that you owned the shares at the close of business on August 12, 2002. A total of 137,549,920 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock you own.

How do I vote by proxy?

        Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR the issuance of common stock in connection with the acquisition of Stonehouse Technologies, Inc., FOR the issuance of common stock upon conversion of a $3,100,000 promissory note, FOR the issuance of common stock upon conversion of a $650,000 promissory note, FOR the issuance of common stock upon exercise of an option granted to Pacific Technology Group, Inc., FOR the amendment to our certificate of incorporation to increase the number of authorized shares, FOR each of the five director nominees, FOR the ratification of the re-appointment of Swenson Advisors, LLP as our independent auditors for 2002, and will use their judgment to vote FOR or AGAINST any other proposals to be considered at the meetings.

What if other matters come up at the annual meeting?

        The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

        Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card, signing, dating and returning to us a new proxy card, or by attending the annual meeting and voting in person. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

        Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

        If your shares are held in the name of your broker or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

        We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the annual meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. A majority of the outstanding shares will constitute a quorum at the meeting.

Who will count the votes?

        Mellon Investor Services ("Mellon"), our transfer agent, will tabulate the returned proxy votes by mail and Mellon's inspector of the election will tabulate the votes at the meeting. The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions from voting as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters.

Who pays for this proxy solicitation?

        nStor. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We may request persons holding shares in their names for others to forward soliciting materials to our principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

        You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

                                TABLE OF CONTENTS

                                                                            Page

PURPOSES OF THE MEETING........................................................1

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS................................2

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.................3

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934...........4

PROPOSALS......................................................................6

MANAGEMENT....................................................................14

EXECUTIVE COMPENSATION........................................................18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................23

OTHER BUSINESS................................................................26

INFORMATION CONCERNING STOCKHOLDER PROPOSALS..................................26

                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                            nSTOR TECHNOLOGIES, INC.
                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------

        This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of our common stock, par value $.05 per share, for use at our 2002 annual meeting of our Stockholders to be held at 10:00 a.m., local time, on September 12, 2002, at The Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, or at any adjournment(s) or postponement(s), pursuant to the enclosed Notice of Annual Meeting of Stockholders.

        The approximate date that this proxy statement and the enclosed proxy are first being sent to stockholders is August 20, 2002. Stockholders should review the information provided in this proxy statement in conjunction with our Form 10-K, as amended, for the year ended December 31, 2001. Our executive offices are located at 10140 Mesa Rim Road, San Diego, California 92121, and our telephone number is (858) 453-9191.

                             PURPOSES OF THE MEETING

        At the annual meeting, our stockholders will consider and vote upon the following matters:

        (1) To approve the issuance of the following shares of our common stock to Pacific Technology Group, Inc. ("PTG") in connection with our acquisition of 100% of the outstanding capital stock of Stonehouse Technologies, Inc. on June 7, 2002: (a) 4,527,027 shares upon the conversion of our Series L Convertible Preferred Stock, and (b) up to 8,687,258 shares as earn-out consideration;

        (2) To approve the issuance of shares of our common stock issuable to Halco Investments L.C. ("Halco"), an entity controlled by Maurice Halperin, the chairman of our board of directors, in connection with the potential conversion of a $3,100,000 promissory note in order to maintain our listing on The American Stock Exchange (the "AMEX");

        (3) To approve the issuance of shares of our common stock to H. Irwin Levy, the vice-chairman of our board of directors and our chief executive officer, in connection with the potential conversion of a $650,000 promissory note in order to maintain our listing on the AMEX;

        (4) To approve the issuance of up to 30,000,000 shares of our common stock upon the potential exercise of an option granted to Pacific Technology Services, Inc. ("PTS");

        (5) To approve an amendment to our certificate of incorporation increasing the number of authorized shares of common stock from 200,000,000 to 230,000,000;

        (6) To elect five persons to our board of directors to hold office until our next annual meeting of stockholders or until their successors are duly elected and qualified;

        (7) To ratify the re-appointment of Swenson Advisors LLP, certified public accountants, as our independent auditors for 2002; and

        (8) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. We are not aware of any other business which will be voted upon at the annual meeting.

        Approval of proposals 2 and 3 is conditioned upon the approval of proposal 5. If proposal 5 is not approved, proposals 2 and 3 will also not be approved even if proposals 2 and 3 receive the requisite stockholder approval.

        Once you have completed the enclosed proxy, sign and date the proxy and mail it back to us in the enclosed envelope. The giving of a proxy does not preclude you from voting in person at the annual meeting. Stockholders have an unconditional right to revoke their proxy at any time prior to exercise, either in person at the annual meeting or by filing with our Secretary at our offices located at 100 Century Boulevard, West Palm Beach, Florida 33417 a written revocation or duly executed proxy bearing a later date. However, no such revocation will be effective unless we receive written notice of the revocation or a duly executed proxy bearing a later date at or prior to the annual meeting.

        We will bear the cost of preparing, assembling and mailing this proxy statement, the notice of annual meeting of Stockholders and the enclosed proxy. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone. Those persons will receive no compensation for soliciting proxies other than their regular compensation. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

        The board of directors has set the close of business on August 12, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 137,549,920 shares of common stock issued and outstanding, all of which are entitled to be voted at the annual meeting. Each share of common stock is entitled to one vote on each matter submitted to stockholders for approval at the annual meeting.

        The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Shares represented by proxies which are marked "abstain" will only be counted for determining the presence of a quorum. For all of the proposals, except for the election of directors, an abstention will have the effect of a negative vote. An abstention will have no effect on the election of directors.

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will have the effect of a negative vote on proposal 5, and will not be counted in determining the number of shares necessary for approval of the remaining proposals. Shares represented by such "broker non-votes" will, however, be counted in determining the presence of a quorum.

        The affirmative vote of a majority of votes cast by all stockholders entitled to vote at the meeting other than PTG or its affiliates will be required for approval of proposal 1. The affirmative vote of a majority of votes cast by all stockholders entitled to vote at the meeting other than Mr. Halperin or his affiliates will be required for approval of proposal 2. The affirmative vote of a majority of votes cast by all stockholders entitled to vote at the meeting other than Mr. Levy or his affiliates will be required for approval of proposal 3. The affirmative vote of a majority of shares entitled to vote will be required for approval of proposal 5. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote, will be required for approval of proposals 4 and 7.

        Current stockholders who own, as of the record date, shares of our common stock representing approximately 47% of our outstanding common stock, or 56% of our outstanding common stock excluding shares held by PTG or its affiliates, have executed proxies instructing the proxyholders to vote in favor of, proposals 1 and 4. As a result, approval of proposal 1 is assured since it requires the affirmative vote of a majority of votes cast by all stockholders entitled to vote at the meeting other than PTG or its affiliates for approval.

        A list of the stockholders entitled to vote at the special meeting will be available at our offices located at 100 Century Boulevard, West Palm Beach, Florida 33417, for a period of ten days prior to the annual meeting for examination by any stockholder.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of June 14, 2002, information with respect to the beneficial ownership of our common stock by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) our chief executive officer and other executive officers whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission (the "SEC") (collectively referred to as the "Named Officers") and each of our directors, and (iii) all of our directors and executive officers as a group.

                                                                      Percent of
Name and Address of                    Amount and Nature of          Outstanding
Beneficial Owner                       Beneficial Ownership (1)         Shares
------------------------------------   ------------------------      -----------

Pacific USA Holdings Corp.(2)                52,500,000                    31.3%
2740 North Dallas Parkway
Plano, TX  75093

Pacific Electric Wire &
 Cable Co., Ltd. (2)                         52,500,000                    31.3%
2740 North Dallas Parkway
Plano, TX  75093

Maurice A. Halperin                          42,077,844 (3)                30.6%
17890 Deauville Lane
Boca Raton, FL  33496

Pacific Technology Services, Inc.(2)         30,000,000                    17.9%
2740 North Dallas Parkway
Plano, TX 75093

H. Irwin Levy                                23,635,093 (4)                17.0%
100 Century Blvd.
West Palm Beach, FL  33417

Pacific Technology Group, Inc. (2)           22,500,000                    16.4%
2740 North Dallas Parkway
Plano, TX 75093

Bernard A. Marden                            12,604,788 (5)                 9.1%
1290 S. Ocean Blvd.
Palm Beach, FL 33480

Joel F. Brody                                       100 (6)                  -

Roger H. Felberbaum                             172,500 (7)                  *

Bernard R. Green                                361,348                      *

Thomas L. Gruber                                250,000                      *

Larry Hemmerich                                 605,585 (8)                  *

M. Thomas Makmann                                  -                         -

Michael L. Wise                                 666,412 (9)                  *

Thomas G. Wrightson                             122,666                      *

All executive officers and directors,        67,674,642                    48.6%
   as a group (12 persons)

-------------
* Less than 1%

(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of common stock shown as beneficially owned by such stockholder. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following shares which such person or group has the right to acquire pursuant to options and warrants that are exercisable within 60 days of the date hereof: Pacific USA Holdings Corp., Pacific Electric Wire & Cable Co., Ltd. and Pacific Technology Services, Inc. - 30,000,000 shares; Mr. Levy - 1,072,500 shares; Mr. Marden - 537,500 shares; Mr. Green - 80,000 shares; Mr. Felberbaum - 40,000 shares; Mr. Hemmerich - 300,000 shares; Mr. Wise - 212,000 shares; Mr. Wrightson - 122,666 shares; and all executive officers and directors as a group - 1,716,164 shares. See "Executive Compensation".
(2) Pacific Electric Wire & Cable Co., Ltd. is the parent corporation of Pacific USA Holdings Corp., which is the parent corporation of Pacific Technology Services, Inc. and Pacific Technology Group, Inc. and as such, may be deemed the beneficial owner of the shares held by such entities.
(3)  Includes 39,000,000 shares owned indirectly through Halco.
(4) Includes 5,284,357 shares owned by corporations controlled by Mr. Levy and 1,000 shares owned jointly with Mr. Levy's spouse.
(5) Includes 2,888,391 shares owned indirectly by a trust for which Mr. Marden is a trustee.
(6)  Represents shares held in a retirement account by Mr. Brody's spouse.
(7)  Includes 7,500 shares held by Mr. Felberbaum's spouse.
(8) Mr. Hemmerich's beneficial ownership is based on the last Statement of Changes in Beneficial Ownership on Form 4 filed by Mr. Hemmerich in February 2002 for transactions that occurred in January 2002.
(9) Includes 143,002 shares owned indirectly as follows, as to which Mr. Wise disclaims beneficial ownership: 92,602 shares owned by Mr. Wise's spouse, and 50,400 shares owned jointly by Mr. Wise's spouse and his mother.


                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulation to furnish us with copies of all such reports they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, the officers, directors and greater than ten percent beneficial owners of our common stock have complied with all applicable Section 16(a) filing requirements except as follows (due to administrative oversights): (i) Former President and Chief Executive Officer Larry Hemmerich did not file Statements of Changes in Beneficial Ownership on Form 4 on a timely basis for (a) receiving 128 shares of Series I Convertible Preferred Stock in April 2001 in satisfaction of a promissory note, (b) the cancellation in June 2001 of stock options to purchase an aggregate of 1,250,000 shares of common stock, and (c) the grant in June 2001 of a stock option to purchase 300,000 shares of common stock; (ii) H. Irwin Levy, Vice Chairman of the Board and Chief Executive Officer did not timely file a Statement of Changes in Beneficial Ownership on Form 4 for the issuance in April 2001 of 4,604 shares of Series I Convertible Preferred Stock in exchange for (a) convertible promissory notes, (b) Series G Convertible Preferred Stock, and (c) the cancellation of a warrant to purchase 500,000 shares of common stock; and (iii) Bernard A. Marden, a significant stockholder, did not timely file Statements of Changes in Beneficial Ownership on Form 4 for (a) the issuance in April 2001 of 1,263 shares of Series I Convertible Preferred Stock in exchange for convertible promissory notes, (b) the October 2001 automatic conversion of Series D Convertible Preferred Stock into 1,000,000 shares of common stock, and (c) the December 2001 purchase of 1,700 shares of Series H Convertible Preferred Stock in a private transaction.

                                    PROPOSALS

Proposal 1.    To approve  the  issuance of  the following  shares of our common stock to Pacific  Technology  Group,  Inc. in connection with our
               acquisition  of  100%  of  the   outstanding   capital  stock  of
               Stonehouse  Technologies,  Inc.  on June 7, 2002:  (a)  4,527,027
               shares  upon  conversion  of our Series L  Convertible  Preferred
               Stock and (b) up to 8,687,258 shares as earn-out consideration.

The Stonehouse Acquisition

        On June 7, 2002, we entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Stonehouse Technologies, Inc., a Texas corporation ("Stonehouse"), PTG, the sole shareholder of Stonehouse, and Pacific USA Holdings Corp., a Texas corporation and the sole shareholder of PTG ("Parent"). Pursuant to the Stock Purchase Agreement, we acquired 100% of the outstanding capital stock of Stonehouse from PTG (the "Stonehouse Acquisition"). Stonehouse is a provider of software and services for communication service management solutions that help enterprises manage and control telecommunications expenses, assets and processes. The purchase price for the Stonehouse Acquisition consisted of the sum of the following: (i)(A) 22,500,000 shares of our common stock and (B) 1,000 shares of our Series L Convertible Preferred Stock ("Series L Preferred Stock"), which were issued and delivered to PTG at the closing of the Stonehouse Acquisition and (ii) Earn-Out Shares (as defined below), if any.

        On June 7, we filed with the Secretary of State of Delaware a Certificate of Designation establishing the Series L Preferred Stock, consisting of 1,000 shares with a stated value of $1,000 per share. Each share of Series L Preferred Stock is initially convertible into 4,527.027 shares of our common stock. The issuance of the common stock upon conversion of the Series L Preferred Stock is conditioned on stockholder approval of proposal 1. Upon stockholder approval, the Series L Preferred Stock will automatically be converted into 4,527,027 shares of common stock.

        If income before income taxes as defined in the Stock Purchase Agreement ("Net Revenues") of Stonehouse during the four consecutive calendar quarters beginning on October 1, 2002 (the "Valuation Period") exceeds $1,000,000, we will be required to issue to PTG that number of additional shares of common stock equal to the product of (i) 27.027, subject to anti-dilution adjustments and (ii) the amount of Net Revenues in excess of $1,000,000, up to a maximum of 8,687,258 shares of our common stock (the "Earn-Out Shares") within 45 days after the expiration of the Valuation Period, subject to extension in the event of a dispute. The issuance of the Earn-Out Shares is conditioned on stockholder approval of proposal 1. If at the time we are obligated to issue all or any portion of the Earn-Out Shares, we have not obtained stockholder approval of such issuance, we will issue to PTG preferred stock that will be convertible into the same number of shares of common stock described in the preceding sentence upon stockholder approval. In the event that prior to 30 days after the expiration of the Valuation Period, we are, or Stonehouse is, acquired or merged with anyone other than an affiliate or an affiliate of our affiliates, we will immediately prior to the closing of such acquisition or merger, issue the Earn-Out Shares or additional preferred stock convertible into the Earn-Out Shares to PTG.

        Effective June 7, 2002, we entered into a Stockholders' Agreement (the "Stockholders' Agreement") with PTG and certain of our stockholders who, following the issuance of 22,500,000 of our shares to PTG in the Stonehouse Acquisition, hold approximately 47% of our outstanding common stock (collectively the "Principal Stockholders"). The Stockholders' Agreement prohibits the sale, pledge or other transfer of 80% of designated shares, as defined in the Stockholders' Agreement, of our common stock held by the Principal Stockholders unless they first offer to sell, pledge or transfer such shares to PTG on the same terms. In addition, pursuant to the Stockholders' Agreement, each of the Principal Stockholders have agreed to vote to elect to our board of directors at each of our annual meetings of stockholders two designees of Parent reasonably acceptable to such Principal Stockholders. As of the date hereof, Parent has elected not to name two designees as nominees for our board of directors for the 2002 Annual Meeting. The Stockholders' Agreement terminates on the date on which PTG, Parent and/or their respective affiliates cease to own at least 5% of our common stock.

        As a condition to the closing of the Stonehouse Acquisition, the Principal Stockholders, who hold 56% of our outstanding common stock excluding shares held by PTG and its affiliates, have agreed to vote in favor of Proposals 1 and 4.

        In order to induce PTG, Parent and Stonehouse to enter into the Stock Purchase Agreement, we entered into the Working Capital Assurance Agreement (the "Working Capital Agreement") as of June 7, 2002 with Hilcoast Development Corp. ("Hilcoast"), a company controlled by H. Irwin Levy, the vice-chairman of the board of directors, chief executive officer and a principal stockholder of our company. Pursuant to the Working Capital Agreement, Hilcoast has committed to loan, upon our demand, in the event of a working capital deficit, an aggregate amount not in excess of $1,250,000, including the amounts previously loaned to us by Hilcoast in the amount of $940,000, as of the date thereof, for a period of 180 days from June 7, 2002 at an interest rate of 8%.

        We have agreed to register for resale the shares of common stock issued or issuable to PTG in connection with the Stonehouse Acquisition and the shares issuable upon the potential exercise of an option held by an affiliate of PTG, as described under Proposal 4 with the SEC and to apply for listing of such shares on the AMEX and use our best efforts to cause such shares to be so listed. The listing with the AMEX for such shares was filed on June 13, 2002.

Purposes of the Stonehouse Acquisition

        As previously reported in our filings with the SEC, we have received a "going-concern" opinion from our auditors with respect to our most recent audited financial statements, i.e., our financial statements for the year ended December 31, 2001. As more fully described in the notes to those financial statements, our recurring operating losses, our continued experience of negative cash flows from operations, and the fact that we are not in compliance with certain covenants and provisions under our existing bank facility and have been advised that the bank does not intend to renew our facility, raise substantial doubt about our ability to continue as a going concern. As described more completely under "Certain Relationships and Related Transactions", during the past several years our working capital needs have been satisfied primarily by loans or investments from our principal stockholders.

        In an effort to improve our financial condition, we began developing a strategic business relationship with Pacific Electric Wire & Cable Co., Ltd., ("PEWC") the parent corporation of Parent. PEWC is a Taiwanese corporation and is traded on the Taiwan Stock Exchange. As described in Proposal 4, effective March 1, 2002, we entered into a Reseller Agreement with a subsidiary of Parent, which granted that subsidiary the right to market and sell our products for a period of two years in Mainland China and Taiwan. Following our entering into the Reseller Agreement, we began exploring ways to further our relationship with PEWC by combining our company with Stonehouse, also a subsidiary of Parent.

        In light of Stonehouse's positive cash flow from operations, we believe that the Stonehouse Acquisition will have a positive impact on our operating results both from a cash flow standpoint, and as a contribution to our operating income. Further, Stonehouse has an expansive customer base, including major U.S. corporations and government agencies, through which we believe we will be able to market our computer storage products, which in turn should have a positive impact on our revenues.

        Also, as previously disclosed in our filings with the SEC, we have received correspondence from the AMEX regarding the potential delisting of our common stock from the AMEX due to (i) our failure to meet the minimum net worth requirement and (ii) questions regarding our ability to continue operations and/or meet our obligations as they mature. On June 26, 2002, we submitted a plan to the AMEX demonstrating our ability to regain compliance with our continued listing standards. If the AMEX accepts the plan, we will have until June 30, 2003 to satisfy the AMEX listing standards. We believe that we will be able to regain compliance and the Stonehouse Acquisition is expected to assist us in this effort, although there can be no assurance that we will remain listed on the AMEX.

        In order to consummate the closing of the Stonehouse Acquisition in an expeditious time frame, both parties chose to close the Stonehouse Acquisition as soon as possible by issuing common stock and Series L Preferred Stock prior to obtaining stockholder approval.

Effect of Stock Issuances

        The proposed issuances of common stock upon conversion of the Series L Preferred Stock and issuance of the Earn-Out Shares will result in dilution in the percentage ownership interest of our existing stockholders. The conversion of the Series L Preferred Stock and the Earn-Out Shares could result in the issuance of an additional 9.6% of our currently outstanding shares.

Stockholder Approval Required

        Section 712 of the Listing Standards, Policies and Requirements of the AMEX requires stockholder approval prior to approving the listing of additional shares to be issued in connection with an acquisition of the stock or assets of another company if the issuance of common stock or securities convertible into common stock could result in an increase in our outstanding common shares of 20% or more. We issued 22,500,000 shares of our common stock to PTG upon closing of the Stonehouse Acquisition on June 7, 2002, which increased our outstanding shares by approximately 19.5%. As described above, upon stockholder approval of proposal 1, we will issue PTG 4,527,027 shares of our common stock upon conversion of the Series L Preferred Stock, and we may issue up to an additional 8,687,258 shares as Earn-Out Shares, which will increase our outstanding shares by an additional 9.6%. Because we are issuing shares of our common stock that would result in an increase in our outstanding shares by more than 20%, the AMEX requires approval by our stockholders, other than PTG or its affiliates, of the issuance of common stock to PTG upon conversion of the Series L Preferred Stock and as Earn-Out Shares.

Vote Required

        For this proposal to be approved in accordance with the requirements of the AMEX, the affirmative vote of a majority of the votes cast by our stockholders other than PTG or its affiliates, in person or by proxy, on this proposal 1 is required.

        Current stockholders who own, as of the record date, approximately 56% of the shares of our common stock held by our stockholders, other than PTG or its affiliates, have executed proxies instructing the proxyholder to vote in favor of this proposal 1. As a result, approval of proposal 1 is assured.

Recommendation of the Board of Directors

        The members of our board of directors recommend that you vote "FOR" the approval of proposal 1.

Proposal 2.    To  approve the  issuance of  shares of our common stock to Halco
               Investments L.C., an entity controlled by Maurice Halperin, the chairman of our board of directors, in connection with the potential conversion of a $3,100,000 promissory note in order to maintain our AMEX listing.

        As a condition to the closing of the Stonehouse Acquisition, we issued an 8% Convertible Subordinated Promissory Note (the "New Halco Note") to Halco Investments, L.C. ("Halco"), an entity controlled by Maurice Halperin, the chairman of our board of directors, in the original principal amount of $3,100,000, with interest at 8% per annum. The New Halco Note replaces a promissory note dated November 20, 2001 that we issued to Halco in the original principal amount of $3,100,000. The New Halco Note is convertible at our option at any time prior to maturity on November 20, 2006 and after the earlier of: (i) May 31, 2003 or (ii) the date on which we receive a notice of delisting from the AMEX, in each case, only to the extent deemed necessary to maintain our listing on the AMEX, at a per share conversion price equal to 85% of the closing bid price of our common stock on the AMEX on the trading day immediately prior to the date of conversion. The New Halco Note is convertible at the holder's option at any time after May 31, 2003 and prior to maturity at a per share conversion price equal to 110% of the closing bid price of the common stock on the AMEX on the trading day immediately prior to the date of conversion.

Purpose of the Stock Issuance

        As described above, the AMEX has advised us that we are not currently in compliance with the AMEX net worth listing standards. We can require that all or a portion of the New Halco Note be converted in the event there is a need for additional equity in order to maintain our AMEX listing. In the event the New Halco Note is converted, this would result in an increase in our net worth of $3.1 million.

Effect of Stock Issuance

        The proposed issuance of common stock upon conversion of the New Halco Note will result in dilution in the percentage ownership interest of our existing stockholders. Because the conversion price of the New Halco Note is based on our market price at the time of conversion, we are unable to determine the actual number of shares of common stock issuable upon conversion of the New Halco Note. If we required the New Halco Note to be converted on June 7, 2002, the New Halco Note would have been convertible into approximately 14,761,905 shares, or 11% of our currently outstanding common stock. The number of shares issuable upon conversion of the New Halco Note could prove to be significantly greater if our stock price decreases. Conversely, if our stock price increases, the number of shares issuable upon the conversion of the New Halco Note could prove to be significantly less.

Stockholder Approval Required

        Section 711 of the Listing Standards, Policies and Requirements of the AMEX requires stockholder approval prior to approving the listing of additional shares pursuant to any arrangement under which controlling stockholders, officers, directors or key employees may acquire common stock or securities convertible into common stock equal to 5% or more of the presently outstanding common stock at a price below the market price at the time such stock is acquired. As described above, the conversion price of the New Halco Note is equal to a percentage of the market price at the time of conversion, which may be less than the market price at the time we issued the New Halco Note (which was $0.25). Based on the conversion price equal to 85% of our closing price on June 7, 2002, the New Halco Note would be convertible into approximately 14,761,905 shares, or 11% of our currently outstanding common stock. Because we may be required to issue more than 5% of our outstanding common stock to Halco at a price less than the market price on the date of issuance of the New Halco Note, the AMEX requires approval by our stockholders other than Halco or its affiliates.

Vote Required

        For this proposal to be approved in accordance with the requirements of the AMEX, the affirmative vote of a majority of the votes cast by our stockholders other than Halco or its affiliates, in person or by proxy, on the proposal is required.

Recommendation of the Board of Directors

        The disinterested members of our board of directors recommend that you vote "FOR" the approval of proposal 2.

        Approval of this proposal is  conditioned  upon the approval of proposal
5. If proposal 5 is not approved, this proposal 2 will not be approved even if it receives the requisite stockholder approval.

Proposal 3.    To  approve  the  issuance  of shares  of our common  stock to H.
               Irwin Levy, the vice-chairman of our board of directors and our chief executive officer, upon the potential conversion of a $650,000 promissory note in order to maintain our AMEX listing.

        As described under "Certain Relationships and Related Transactions", we had outstanding borrowings payable to Mr. Levy, the vice-chairman of our board of directors and our chief executive officer, at December 31, 2001 of $650,000, with interest at 10% per annum, which were scheduled to mature on December 15, 2002. On June 15, 2002, we issued a 10% Convertible Promissory Note to Mr. Levy in the original principal amount of $650,000 (the "New Levy Note") to replace the currently outstanding notes. In the event there is any need for additional equity in order to maintain our AMEX listing after the full conversion of the New Halco Note, we can require that all or a portion of the New Levy Note be converted. The New Levy Note is convertible at our option at any time prior to maturity and after the date on which we receive a notice of delisting from the AMEX, only to the extent deemed necessary to maintain our listing on the AMEX following the full conversion of the New Halco Note, at a per share conversion price equal to 85% of the closing bid price of our common stock on the AMEX on the trading day immediately prior to the date of conversion.

Purpose of the Stock Issuance

        As described above, AMEX has advised us that we are not currently in compliance with the AMEX net worth listing standards. In the event there is any need for additional equity in order to maintain our AMEX listing after the full conversion of the New Halco Note, we can require that all or a portion of the New Levy Note be converted.

Effect of Stock Issuance

        The proposed issuance of common stock upon conversion of the New Levy Note will result in dilution in the percentage ownership interest of our existing stockholders. Because the conversion price of the New Levy Note is based on our market price at the time of conversion, we are unable to determine the actual number of shares of common stock issuable upon conversion of the New Levy Note. If we required the New Levy Note to be converted on June 17, 2002 (the trading day following the issuance of the New Levy Note), the New Levy Note would have been convertible into approximately 3,475,936 shares, or 2.5% of our currently outstanding common stock. The number of shares issuable upon conversion of the New Levy Note could prove to be significantly greater if our stock price decreases. Conversely, if our stock price increases, the number of shares issuable upon conversion of the New Levy Note could prove to be significantly less.

Stockholder Approval Required

        Section 711 of the Listing Standards, Policies and Requirements of the AMEX requires stockholder approval prior to approving the listing of additional shares pursuant to any arrangement under which controlling stockholders, officers, directors or key employees may acquire common stock or securities convertible into common stock equal to 5% or more of the presently outstanding common stock at a price below the market price at the time such stock is acquired. As described above, the conversion price of the New Levy Note is equal to a percentage of the market price at the time of conversion, which may be less than the market price at the time we issued the New Levy Note (which was $0.22). Based on the conversion price equal to 85% of our closing price on June 17, 2002, the New Levy Note would be convertible into approximately 3,475,936 shares, or 2.5% of our currently outstanding common stock. Because we may be required to issue more than 5% of our outstanding common stock to Mr. Levy at a price less than the market price on the date of issuance of the New Levy Note, the AMEX requires approval by our stockholders other than Mr. Levy or his affiliates.

Vote Required

        For this proposal to be approved in accordance with the requirements of the AMEX, the affirmative vote of a majority of the votes cast by our stockholders other than Mr. Levy or his affiliates, in person or by proxy, on the proposal is required.

Recommendation of the Board of Directors

        The disinterested members of our board of directors recommend that you vote "FOR" the approval of proposal 3.

        Approval of this proposal is  conditioned  upon the approval of proposal
5. If proposal 5 is not approved, this proposal 3 will not be approved even if it receives the requisite stockholder approval.

Proposal 4:    To approve the issuance of up to 30,000,000 shares of our  common stock to Pacific Technology Services, Inc. upon the potential exercise of an option.

        On March 1, 2002, we granted an option to purchase up to 30,000,000 shares of our common stock at an exercise price of $0.40 per share to PTS, a wholly owned subsidiary of Parent. The shares issuable upon exercise of the option would represent approximately 22% of our currently outstanding common stock. The option is immediately exercisable, in whole or in part, and expires on November 30, 2002.

        We granted the option in connection with our entering into a Reseller Agreement with PTS effective as of March 1, 2002 and our efforts to develop further strategic business relationships with Parent and PEWC. Under the Reseller Agreement, PTS is a reseller of our products for Mainland China and Taiwan for a period of two years.

Effect of Stock Issuance

        The proposed issuance of common stock upon conversion of the option will result in substantial dilution in the percentage ownership interest of our existing stockholders.

Stockholder Approval Required

        The Stock Purchase Agreement requires that we submit this proposal to stockholders for approval. If stockholders do not approve the issuance, we will only issue the shares if we believe it is in the stockholders' best interest taking into consideration the effect of the non-issuance on our relationship with Parent and PEWC.

Vote Required

        For this proposal to be approved, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal is required.

        Current stockholders who own, as of the record date, approximately 47% of the shares of our common stock have executed proxies instructing the proxyholder to vote in favor of this proposal 4.

Recommendation of the Board of Directors

        The members of our board of directors recommend that you vote "FOR" the approval of proposal 4.

Proposal 5:    To  approve an  amendment  to our  certificate  of  incorporation increasing the number of authorized shares of our common stock from 200,000,000 to 230,000,000.

        Our board of directors has proposed amending Article Fourth of our certificate of incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 230,000,000 shares. The number of shares of preferred stock will remain unchanged at 1,000,000 shares. The full text of this proposed amendment is attached to this proxy statement as Exhibit C.

Purpose of the Increase in Authorized Shares

        Of the 200,000,000 shares of common stock presently authorized for issuance, approximately 22,778,497 shares are unissued and unreserved. On the record date, we had 137,549,920 shares of common stock issued and outstanding. The following chart summarizes (i) the number of common shares necessary for issuance pursuant to the proposals described in this proxy statement and (ii) the number of common shares reserved for issuance as described below.

                                                          No. of Shares Issuable
                                                          ----------------------
Issuable upon conversion of Series L Preferred Stock                4,527,027
Issuable as Earn-Out Shares                                         8,687,258
Issuable upon exercise of  New Halco Note                          14,761,905(1)
Issuable upon exercise of New Levy Note                             3,475,936(2)
                                                                   ----------
     Total Shares Required Pursuant to Proposals 1-3               31,452,126
                                                                   ----------
Issuable upon exercise of option to PTS                            30,000,000
Currently Outstanding Warrants                                      2,382,500(3)
Currently Outstanding Stock Options                                 2,289,083(3)
Stock Options Available for Issuance under 2001 Stock
 Option Plan                                                        5,000,000(3)
                                                                   ----------
     Total Shares Reserved for Issuance                            39,671,583
                                                                   ----------
               Total                                               71,123,709
                                                                   ==========
------------
(1) Represents the number of shares issuable upon conversion of the New Halco Note based on a conversion price equal to 85% of our market price as of June 7, 2002. The actual amount of shares may be more than or less than this amount, depending on the market price at the time of conversion.

(2) Represents the number of shares issuable upon conversion of the New Levy Note based on a conversion price equal to 85% of our market price as of June 17, 2002. The actual amount of shares may be more than or less than this amount, depending on the market price at the time of conversion.

(3) The exercise price of options and warrants currently outstanding exceeds the market price of our stock based on the closing market price of $.23 on June 30, 2002.

        As described above, we will require up to 31,452,126 shares of our common stock (1) to issue stock upon conversion of the Series L Preferred Stock,
(ii) to issue Earn-Out Shares, (iii) to issue stock upon conversion of the New Halco Note and (iv) to issue stock upon conversion of the New Levy Note. Further, we may have to issue more shares than we anticipated upon conversion of the New Halco Note and the New Levy Note if our stock price declines. Since there are only approximately 22,778,497 shares which are unissued and unreserved, we will need to increase the number of authorized shares to consummate these transactions.

        In addition, given that we may have to issue shares of our common stock or securities convertible into our common stock in the future to raise additional capital to effectively operate our business, our board of directors believes that our authorized common stock should be increased to 230,000,000 shares. Adoption of the amendment to our certificate of incorporation is required in order for us to issue these shares.

        Our board of directors believes that it is in our best interests to issue the shares described in this proxy statement and also have the flexibility to issue additional shares of common stock or securities convertible into common stock as needs may arise without further stockholder action, unless required by applicable law, regulation, listing requirements or our certificate of incorporation. Except as set forth herein, we have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions, such as corporate mergers, stock dividends, stock splits, financings and other corporate purposes. The board of directors will decide whether, when and on what terms the issuance of shares of common stock may be appropriate in connection with any of the foregoing purposes, without the expense and delay of a special meeting of stockholders.

        The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. Holders of our common stock have no preemptive rights.

        The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of us.

        In sum, the board believes that the increase in authorized shares will provide us with sufficient shares to issue the shares described in this proxy statement and enhance our flexibility to satisfy our future financing and capitalization needs.

        Our board of directors may approve the issuance of additional shares of common stock only if the action is permissible under Delaware law and the AMEX rules. For example, if our board of directors were to approve the issuance of our stock, which resulted in an increase of 20% or more in the number of shares of our common stock outstanding, the AMEX rules would require stockholder approval.

Vote Required

        The affirmative vote of the holders of not less than a majority of our outstanding shares of capital stock entitled to vote is required for approval of the amendment increasing our authorized shares of common stock to 230,000,000 shares.

Recommendation of the Board of Directors

        The members of our board of directors recommend that you vote "FOR" the approval of proposal 5.

Proposal 6.    Election of Directors:  Nominees

        Our certificate of incorporation provides that the number of directors constituting our board of directors shall be not less than three, the exact number of which shall be fixed from time to time by our board of directors. The board of directors has fixed at seven the number of directors that will constitute the board for the ensuing year.

        Pursuant to the terms of the Stonehouse Acquisition, Parent is entitled to nominate two members of our board of directors. At the time of mailing this proxy statement, Parent has not selected the two remaining nominees for election to the board of directors. Accordingly, the two vacancies will be filled with Parent's nominees by the affirmative vote of a majority of the board of directors after the annual meeting. The directors filling such vacancies will serve for the ensuing year and until the successors are elected and qualified.

        Messrs. Roger H. Felberbaum, Bernard R. Green, Maurice A. Halperin - Chairman of the Board, H. Irwin Levy - Vice Chairman and Michael L. Wise have been nominated for election as our directors. Messrs. Felberbaum, Green, Halperin, Levy and Wise are current members of the board of directors.

        The board of directors has no reason to believe that any of the nominees will refuse to act or be unable to accept election; however, in the event that one or more of the nominees is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the board of directors.

Vote Required

        For this proposal to be approved, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Recommendation of the Board of Directors

        The members of our board of directors recommend that you vote "FOR" the election of all the nominees for election as directors.


                                   MANAGEMENT

Our Directors and Executive Officers

        Set forth below is the name, age, position with us, the month and year in which each was first appointed or elected an officer or director, and certain other information with respect to each director and executive officer:

       Name               Age               Position                Director Since       Officer Since
-------------------       ---        -------------------------      --------------       -------------

Maurice A. Halperin        81        Chairman of the Board            August 2001              -

H. Irwin Levy              76        Vice Chairman of the
                                     Board and Chief Executive        1998 (1)             June 2001
                                     Officer

Guy Carbonneau             40        Vice President, Hardware
                                     Engineering                         -                 April 2002

Roger H. Felberbaum        59        Director                         February 2000            -

John E. Gates              64        Chief Executive Officer
                                     and President of
                                     Stonehouse Technologies             -                 June 2002

David L. Geene             50        Vice President, Sales and        April 2002
                                     Marketing                                                 -

Bernard R. Green           83        Director                         May 1997                 -

Thomas L. Gruber           57        Acting President and
                                     Chief Operating and                 -                 2001 (2)
                                     Financial Officer

Jack Jaiven                56        Vice President, Treasurer           -                 1999 (3)

Bruce E. Menn              56        Vice President, Customer
                                     Satisfaction                        -                 April 2002

Michael L. Wise            59        Director                         1989 (4)                 (4)

Thomas G. Wrightson        55        Vice President, Operations          -                 March 2000


----------------
(1) Mr. Levy previously served as our Chairman of the Board of Directors from 1987 until July 1991 and from June 1998 until August 2001.

(2) Mr. Gruber was appointed Vice President, Finance and Chief Financial Officer in August 2001. In February 2002, Mr. Gruber was appointed Acting President and Chief Operating Officer, retaining his Chief Financial Officer position.

(3) Mr. Jaiven previously served as Vice President and Chief Financial Officer from July 1989 until June 1991, from January 1997 until October 1997 and from July 1999 until July 2001.

(4) Mr. Wise previously served as our President from March 1989 until December 1990 and from October 1992 until July 1996. He served as Vice President from June 1998 to November 1999. He also served as Chairman of the board of directors from July 1991 until June 1998 and Vice Chairman of the board of directors from June 1998 until November 1999.

    The terms of the directors will expire at the 2003 annual meeting of stockholders.

        Maurice A. Halperin has been a private investor for more than thirty years and currently is the owner and President of two private companies, one of which is in the real estate development business, and the second of which is in the hospitality industry. Mr. Halperin has been active in the turn-around of several unprofitable public companies in the past, including Empire of Carolina, Deltona Corporation, and Clabir.

        H. Irwin Levy has been Chairman of the Board and Chief Executive Officer of Hilcoast Development Corp. ("Hilcoast"), a real estate development and management company, and certain affiliated companies, all of which are privately held businesses, since August 1992. Mr. Levy was Chairman of the Board of CV Reit, Inc., a NYSE listed Real Estate Investment Trust ("CV Reit") from December 1997 until June 2000 at which time he became a director of Kramont Realty Trust, successor in merger to CV Reit. Mr. Levy also served as Chairman of the Board and Chief Executive Officer of CV Reit from 1985 until July 1992. He is currently of counsel to the West Palm Beach law firm of Levy Kneen Mariani LLC.

        Guy Carbonneau has been employed by us since June 1996 when we acquired the net assets of Seagate Peripherals. Previously Mr. Carbonneau had been employed by Seagate and its predecessor, Conner Storage Systems Group since 1992. Mr. Carbonneau has held various management and development positions focused on research and development for external storage, has over 20 years experience in the computer industry and holds five US patents in the area of computer storage and systems architectures.

        Roger H. Felberbaum is currently Senior Vice President with Legg Mason, a NYSE money management firm, and was most recently Managing Director at ING Baring from September 1997 until March 2001. Previously, Mr. Felberbaum was Senior Managing Director of Furman Selz from October 1983 until September 1997.

        John E. Gates joined us in June 2002 in connection with our Stonehouse Acquisition. Mr. Gates previously served as President and Chief Executive Officer of various companies affiliated with Pacific USA Holdings Corp. including Stonehouse since March 1996. Mr. Gates has over thirty years experience in technology business management.

        David L. Geene was employed by Eurologic Systems from October 1996 until April 2001, where he held the position of Senior Vice President of Sales and Marketing and served as a member of the Board of Directors. From April 1989 until October 1996, Mr. Geene held various sales positions with Digital Equipment's Storageworks Division and Government Sales Unit. Mr. Geene has 29 years experience in the computer industry.

        Bernard R. Green was for more than forty years, managing or senior partner of, or consultant to the accounting firm of Friedman, Alpren & Green of New York, New York and West Palm Beach, Florida. Mr. Green previously served as a director of Hilcoast from July 1992 until February 1997 and has been a private investor for more than twenty years.

        Thomas L. Gruber, a certified public accountant, was most recently General Manager for Wireless Power Group from April 1999 until March 2001 and previously from June 1992 until March 1999, President and Chief Executive Officer of Signature Holding Corporation. He has in excess of thirty years experience as an executive in various industries.

        Jack Jaiven, a certified public accountant, has served as a Vice President of Hilcoast since July 1992 and as a Vice President of Cenvill Recreation, Inc. and various affiliates (real estate management companies affiliated with Hilcoast) since May 1999. From October 1997 through April 1999, he served as Executive Vice President and Treasurer of Avatar Retirement Communities, Inc., a wholly owned subsidiary of Avatar Holdings, Inc., a NYSE listed real estate development company.

        Bruce E. Menn held various executive management positions with Printronix from July 1988 to November 2000, and most recently held the position of Vice President of Customer Support from August 1998 to November 2000. Mr. Menn has in excess of thirty years experience in design, development, engineering and product management and customer support.

        Michael L. Wise is currently Chairman of the board of directors, President and Chief Executive Officer of Netword, Inc., a publicly held company that provides a utility for navigating the internet. Mr. Wise has been associated with our company in various positions since 1986 and was the founder of IMNET Corporation of Delaware ("IMNET"), which became a subsidiary of our company in 1988. Mr. Wise served as President and Chairman of the Board of IMNET from July 1986 to June 1990. Mr. Wise has a PhD in physics.

        Thomas G. Wrightson held various management positions with Storage Technology Corporation from December 1991 until March 2000, and was most recently Director of Support Services Development and Management. Mr. Wrightson has in excess of twenty-five years of experience in information technology.

Meetings and Committees of the board of directors

        During the year ended December 31, 2001, the board of directors held one meeting (which was attended by each of our directors) and on five occasions took action by unanimous written consent.

        The board of directors has an Audit Committee. The Audit Committee, which held one meeting during 2001, is composed of Michael L. Wise and Bernard
R. Green. The Audit Committee performs its duties pursuant to the Audit Committee Charter, as amended, a copy of which is attached as Exhibit A to this Proxy Statement in the form in which it was adopted by the Audit Committee on April 16, 2001 and which was subsequently reviewed and approved again in accordance with AMEX requirements at the March 18, 2002 Audit Committee meeting. Both members of the Audit Committee qualify as an "independent" director under the current listing standards of the AMEX. The functions of the Audit Committee are described in the Audit Committee Charter and include overseeing the financial reporting process and the effectiveness of our internal, accounting and financial controls, and making recommendations to the Board, including the designation of independent auditors on an annual basis.

Proposal 7.    To ratify the re-appointment  of Swenson  Advisors LLP  certified public accountants, as our independent auditors for 2002.

        The firm of Swenson Advisors LLP ("Swenson"), certified public accountants, served as our independent auditors for the fiscal year ended December 31, 2001. Swenson has advised us that the firm does not have any direct or indirect financial interest in us or any of our subsidiaries, nor has the firm had any such interest in connection with us or our subsidiaries since their engagement in December 2001, other than in its capacity as our independent auditors. The board of directors has selected Swenson as our independent auditors for the fiscal year ending December 31, 2002. Although the Board is not required to do so, it is submitting its selection of our independent auditors for ratification at the annual meeting, in order to ascertain the views of its stockholders. The Board will not be bound by the vote of the stockholders; however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of Swenson may be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

        The board of directors recommends that you vote "FOR" the approval of proposal 7.

Change of Auditors

        On December 11, 2001, we engaged Swenson as our independent certifying accountants for the fiscal year ending December 31, 2001. On November 30, 2001, we notified BDO Seidman, LLP ("BDO") of their dismissal. BDO was the independent certifying accountant previously engaged to audit our financial statements for the period ended December 31, 2000.

        Our engagement of Swenson and the dismissal of BDO were recommended by our audit committee and approved by our board of directors. During the two fiscal years ended December 31, 1999 and December 31, 2000, and through the subsequent interim period ended November 30, 2001, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused that firm to make reference in connection with its report on our financial statements for such years.

        During the two fiscal years ended December 31, 1999 and December 31, 2000, and through the subsequent interim period ended September 30, 2001, in accordance with Rule 304 (a) (1) (iv) and in conjunction with the audit of our financial statements for the fiscal year ended December 31, 2000, and in conjunction with the review of our financial statements for the quarter ended September 30, 2001, there were no reportable events.

        We have authorized BDO to respond fully to all inquiries of Swenson. The reports of BDO on the financial statements as of and for the years ended December 31, 1999 and December 31, 2000, contained no adverse opinions or disclaimers of opinion, and were not modified or qualified as to audit scope or accounting principles, but did contain modifications as to our ability to continue as a going concern for the year ended December 31, 2000.

        We requested that BDO furnish a letter to us addressed to the SEC stating whether or not it agreed with the above statements. A copy of the BDO letter to the SEC, dated December 11, 2001 is filed as Exhibit 16.1 to the Form 8-K filed with the SEC on December 13, 2001.

Fees

        The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2001 by our independent certified accountants, Swenson, and BDO (for services rendered prior to its dismissal):

        Audit Fees                                 $82,400(1)
        Financial Information Systems Design
           and Implementation Fees                 $     -
        All Other Fees                             $     -

        ---------------
        (1) Includes fees for the audit of our financial statements for the fiscal year ended December 31, 2001 and the reviews of our Forms 10-Q for such year.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth for the years ended December 31, 2001, 2000 and 1999, the compensation awarded to, earned by or paid to those persons who were, during 2001, our Chief Executive Officer and the Named Officers.

                                                                            All               Securities
         Name and                            Annual Compensation         Other Annual     Underlying Options/
    Principal Position          Year        Salary         Bonus         Compensation           SAR's (#)
---------------------------     ----     ---------------------------     ------------     -------------------
H. Irwin Levy (1)               2001         -              -             $13,500                20,000
  Chief Executive               2000         -              -             $16,500                20,000
    Officer                     1999         -              -             $18,000                20,000

Thomas L. Gruber                2001     $111,417(2)        -                -                     -
  Acting President, Chief       2000         -              -                -                     -
    Operating and Financial     1999         -              -                -                     -
    Officer

M. Thomas Makmann (3)           2001     $193,115       $ 20,000             -                     -
  Former President and          2000         -   (4)        -                -                  175,000
    Chief Operating Officer     1999         -              -                -                     -

Larry Hemmerich                 2001     $164,582(5)        -                -                  300,000(8)
  Former President and          2000     $297,917(6)    $125,000(7)          -                1,250,000(8)
    Chief Executive Officer     1999         -              -                -                     -

Joel F. Brody (9)               2001     $136,667       $ 17,500             -                     -
  Former Vice President,        2000     $ 47,834(10)   $ 17,500             -                  105,000
    Engineering                 1999         -              -                -                     -

Thomas G. Wrightson             2001     $150,000           -                -                     -
  Vice President,               2000     $114,231(11)       -             $26,046(12)          205,000
    Operations                  1999         -              -                -                     -


----------
(1) The compensation reported represents fees earned in his capacity as a Director and Vice Chairman of the Board (see Directors Compensation). Mr. Levy was appointed Chief Executive Officer in June 2001 for which Mr. Levy does not receive compensation.
(2) Represents compensation paid to Mr. Gruber commencing April 2, 2001, the first date Mr. Gruber was retained by us.
(3)  Mr. Makmann's employment with us ended February 14, 2002.
(4)  Mr. Makmann commenced employment with us on December 29, 2000.
(5) Represents salary paid to Mr. Hemmerich from January 1, 2001, through June 22, 2001, the date Mr. Hemmerich's employment with us ended pursuant to a Separation Agreement (see Employment Agreements).
(6) Represents salary received by Mr. Hemmerich commencing January 17, 2000, the first date Mr. Hemmerich became employed by us.
(7) See the discussion under Employment Agreements regarding Mr. Hemmerich's 2000 bonus.
(8) Effective June 22, 2001, pursuant to the Separation Agreement between us and Mr. Hemmerich, previously granted options totaling 1,250,000 were cancelled and Mr. Hemmerich was granted a new option for 300,000 shares.
(9)  Mr. Brody's employment with us ended February 15, 2002.
(10) Represents salary paid to Mr. Brody commencing August 14, 2000, the first date Mr. Brody was employed by us.
(11) Represents salary paid to Mr. Wrightson commencing March 13, 2000, the first date Mr. Wrightson was employed by us.
(12) Represents certain relocation expenses paid to Mr. Wrightson in connection with his relocation efforts upon commencement of employment with us.


Option Grants During Last Fiscal Year

        The following table sets forth information regarding options to purchase our common stock that were granted during fiscal 2001 to the Named Officers. No
SARs were granted.

                             Individual Grants
                        -----------------------------
                        Number of        Percent of                                    Potential Realizable
                        Securities     Total Options/                                    Value at Assumed
                        Underlying         SARs                                        Annual Rates of Stock
                         Options/        Granted to        Exercise                    Price Appreciation for
                           SARs          Employees         or  Base                         Option Term
                         Granted         in Fiscal          Price       Expiration     ----------------------
                           (#)             2001             ($/sh)         Date          5%($)         10%($)
                        ----------     --------------     ----------    ----------     ----------------------
H. Irwin Levy              20,000            3%             $.40         10/08/11      $  13,031     $ 20,750
Thomas L. Gruber             -               -                -             -               -            -
M. Thomas Makmann            -               -                -             -               -            -
Larry Hemmerich           300,000           41%             $.45         06/22/06       $219,901     $350,155
Joel F. Brody                -               -                -             -               -            -
Thomas G. Wrightson          -               -                -             -               -            -





Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

        The following table sets forth certain information concerning exercised and unexercised stock options held by the Named Officers as of December 31, 2001 and the value of unexercised stock options as of December 31, 2001. No SARs have been granted or are outstanding.

                                                           Number of                Value of Unexercised
                         Shares                     Unexercised Options at        In-the-Money Options at
                        Acquired                    December 31, 2001 (#)         December 31, 2001 ($)(1)
                           on         Value       --------------------------     --------------------------
Name                    Exercise     Realized     Exercisable  Unexercisable     Exercisable  Unexercisable
-------------------     --------     --------     -----------  -------------     -----------  -------------
H. Irwin Levy             -0-           -0-        160,000         20,000            -0-            -0-

Thomas L. Gruber          -0-           -0-           -0-            -0-             -0-            -0-

M. Thomas Makmann         -0-           -0-         58,333(2)     116,667(2)         -0-            -0-

Larry Hemmerich           -0-           -0-        300,000           -0-             -0-            -0-

Joel F. Brody             -0-           -0-         31,000(2)      74,000(2)         -0-            -0-

Thomas G. Wrightson       -0-           -0-         64,333        140,667            -0-            -0-


----------
1) The closing price for our common stock, as reported by AMEX on December 31, 2001, was $.28. Since the exercise price exceeds the closing price at year-end, none of the exercisable or unexercisable options were in-the-money at December 31, 2001.

2) Options for Mr. Makmann and Mr. Brody were forfeited in 2002 following termination of employment.

Compensation Committee Interlocks and Insider Participation

        Since we did not have a Compensation Committee during 2001, the entire board of directors participated in deliberations concerning compensation paid to our executive officers.

        Larry Hemmerich, our former president and chief executive officer, was also a member of the board of directors until March 2002.

Directors Compensation

        With the exception of Larry Hemmerich, none of our directors were also our employees in 2001. Our non-employee directors are entitled to receive $1,500 for each directors' meeting attended. In addition, during 2001, non-employee directors earned annual compensation in the form of monthly management/consulting and board fees for services rendered to us in their respective capacities as directors as follows: Roger H. Felberbaum, Bernard R. Green, H. Irwin Levy and Michael L. Wise, - $13,500 each, and Maurice A. Halperin - $4,000.

        Commencing in February 2000, all of the then directors agreed to defer receipt of all compensation earned until certain events occur. As a result, no directors' fees have been paid since January 2000. Mr. Wise's compensation is payable to Yadgim Partners, of which Mr. Wise's wife is a general partner.

        Effective January 10, 2002, our stockholders approved our 2001 Stock Option Plan and we ceased issuing options under our 1996 Stock Option Plan. The terms of any option issued under the 1996 Stock Option Plan will continue to be governed by the 1996 Stock Option Plan and the option agreement currently in effect for such option. Pursuant to our 1996 Stock Option Plan and our 2001 Stock Option Plan, each non-employee director is automatically granted, effective each anniversary of said director's appointment to the Board, an option to purchase 20,000 shares of common stock at the then fair market value of our common stock.

Employment Agreements

        We entered into an employment agreement with Larry Hemmerich effective January 17, 2000, pursuant to which Mr. Hemmerich was employed as our President, Chief Executive Officer and a director. The agreement provided for the employment of Mr. Hemmerich through January 16, 2002, at an annual base salary of $325,000. The agreement further provided for a $125,000 cash bonus for the first year of employment, and an undetermined bonus in year two based on the achievement of certain performance objectives set by our board of directors. Mr. Hemmerich was also granted options to purchase 1,000,000 shares of our common stock at $2.50 per share, with one-third vesting on January 17, 2001, one-third on July 17, 2001 and the remainder on January 17, 2002. The employment agreement provided that 50% of Mr. Hemmerich's options would vest immediately in the event we terminated his employment without cause (as defined in the agreement). The agreement further provided that if Mr. Hemmerich resigned his employment or we terminated Mr. Hemmerich for cause (as defined in the agreement), he would be entitled to receive his base compensation through the date of resignation or termination. In the case of voluntary resignation, all unexercised options were to expire 30 days from the date of resignation and in the case of termination for cause, all of the unexercised options were to terminate immediately.

        On October 18, 2000, we agreed to extend the term of Mr. Hemmerich's employment agreement to January 16, 2003, and made the following revisions to the original agreement: (i) a bonus of $100,000 to be paid in January 2002 in the event that during 2001 we experienced three consecutive quarters of revenue growth of not less than 5% of the previous quarter, or in the event the closing market price of our common stock was equal to or exceeded $5.00 per share on December 31, 2001(which conditions did not occur and no bonus was paid for 2001); (ii) Mr. Hemmerich was granted an option to purchase an additional 250,000 shares at $2.00 per share with 100% vesting on January 16, 2003; and
(iii) in the event of the sale of substantially all of our assets or a change in control of more than 51% of our current ownership, 100% of all options granted would vest immediately.

        Effective  January 17, 2001, Mr. Hemmerich agreed to accept a promissory note in the amount of $125,000 as payment for the bonus due to him for 2000, as outlined in his original employment agreement. The note bore interest at 10% per annum, payable quarterly, and was due thirty days from demand, but no earlier than June 30, 2001. Effective April 12, 2001, Mr. Hemmerich agreed to exchange his $125,000 note and the accrued interest of $2,900 for 128 shares of our Series I Convertible Preferred Stock with a face value of $127,900, which accrued quarterly dividends at 10% per annum and was convertible into 177,653 shares of our common stock based on a fixed conversion price of $.72 per share. Effective with the Halco Investment (see Certain Relationships and Related
Transactions - Loans and or Investments Made by Directors - Maurice A. Halperin), in January 2002, the Series I Convertible Preferred Stock held by Mr. Hemmerich and all accrued dividends thereon were converted to 305,585 shares of common stock, including 106,594 Inducement Shares and 21,238 Dividend Shares. "Inducement Shares" and "Dividend Shares" are defined under "Certain Relationships and Related Transactions."

        Effective June 22, 2001, under a Separation Agreement between us and Mr. Hemmerich, Mr. Hemmerich ceased to hold the positions of President and Chief Executive Officer; however, he continued to be a member of the board of directors and was retained as a consultant for a period of six months at $5,000 per month. The Separation Agreement further provided for the cancellation of all options previously granted to Mr. Hemmerich and the grant of a new option to purchase 300,000 shares of our common stock at $.45 per share. In March 2002, Mr. Hemmerich resigned as a member of our board of directors.

        Effective June 26, 2001, M.Thomas Makmann was appointed as our President and Chief Operating Officer and H. Irwin Levy was appointed Chief Executive Officer. Effective February 14, 2002, Mr. Makmann's employment with us ended and Thomas L. Gruber was appointed Acting President and Chief Operating Officer. None of these individuals were or are performing their duties under employment agreements.

Report on Executive Compensation

        During 2001, our board of directors administered the compensation program for executive officers.

        Executive Compensation Policy - Our overall compensation philosophy is as follows:

  * Attract and retain quality talent, which is critical to both our short-term and long-term success;

  * Foster a performance-oriented environment, where compensation is based upon corporate performance as measured by achievement of short and long-term objectives, taking into account economic conditions and competitive compensation levels;

  * Create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision making; and

  * Promote a cohesive, team-oriented ethic among members of senior management in order to maintain the competitive advantage of efficiently integrating diverse business capabilities.

        The board's approach to base compensation is to offer competitive salaries in comparison to those of other computer equipment manufacturers. Increases in base compensation are based on the competence and performance of our executives and take into account our performance as a company.

        The board also believes that stock ownership enhances management's focus on maximizing stockholder value. Consequently, we have also adopted an incentive stock option plan for our officers and employees. The administrators of that plan allocate options to employees, including executive officers, based on an evaluation of their relative levels of responsibility for, and contribution to, our operating results (in relation to our other optionees) and the number of options then owned by the employee.

        Our executive compensation program for 2001 generally consisted of three components: (i) monthly consultant/management fees for non-salaried directors,
(ii) an annual salary for the executive officers and (iii) a long-term component consisting of grants of stock options to non-salaried directors/officers and to salaried officers. See "Directors Compensation" for amounts earned by non-salaried directors and a discussion regarding automatic annual option grants.

        Mr. Hemmerich who served as our chief executive officer until June 2001 was compensated in accordance with his employment agreement. See "Employment Agreements". Mr. Levy, who was appointed chief executive officer in June 2001, does not receive compensation for serving as our chief executive officer.


                                            Respectfully submitted,

                                            Roger H. Felberbaum
                                            Bernard R. Green
                                            Maurice A. Halperin
                                            H. Irwin Levy
                                            Michael L. Wise

Audit Committee Report

        The Audit Committee has (i) reviewed and discussed our audited financial statements for the year ended December 31, 2001 with management; (ii) discussed with Swenson Advisors LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (such as the quality of our accounting principles and internal controls); (iii) received written disclosures and a letter from Swenson Advisors LLP regarding independence from us as required by Independence Standards Board Standard No. 1, and discussed with Swenson Advisors LLP the independence of that firm. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for our year ended December 31, 2001. The board of directors has determined that the members of the Audit Committee are independent of us.

                                            Bernard R. Green
                                            Michael L. Wise

Performance Graph

        The following graph compares the five-year cumulative return on our common stock to total returns on the Standard and Poor's Smallcap 600 Index ("S&P Smallcap 600") and a component peer group of Standard and Poor's Technology-500 ("S&P Technology-500"). The graph assumes that the value of the investment in our common stock, the S&P Smallcap 600 and the S&P Technology-500 peer group was $100 on October 31, 1996, and that all dividends were reinvested.

Comparison of Five Year Cumulative Total Returns

                             Base
                             Date                   December 31,
                           Oct. 31,   -----------------------------------------
                             1996     1997     1998     1999     2000     2001
 Company/Index                $         $        $        $        $        $
------------------------   -------   ------   ------   ------   ------   ------
nStor Technologies, Inc.     100      86.51   110.83    94.62    54.07    12.11
S&P Smallcap  600            100     132.73   131.00   147.25   164.62   175.38
Technology-500               100     142.59   246.65   431.96   259.39   197.76


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans and/or Investments Made by Directors

Maurice A. Halperin

        On November 20, 2001 (the "Closing Date"), we completed a transaction in which Halco acquired a 34% equity interest in, and made certain loans to, us for an aggregate investment of $12.1 million (the "Halco Investment"). On the Closing Date, Halco acquired 8,970 shares of our newly created Series K Convertible Preferred Stock with a face amount of $9 million, and we issued a $3.1 million, 5-year, 8% note (the "Halco Note"). Halco invested $6 million in cash and marketable securities having a quoted market value of $6.1 million, based on the closing price for such securities on November 19, 2001.

        Mr. Halperin first submitted an investment proposal to us on June 26, 2001. We subsequently negotiated the terms of the offer from July to November 2001, during which time, Halco made short-term working capital loans to us in the aggregate amount of $5 million at an interest rate of 8% per annum. Of that amount, at the Closing Date, $3.1 million was converted into the Halco Note and the remaining $1.9 million was applied to the cash paid by Halco for the Series K Preferred Stock.

        In connection with and as conditions to the Halco Investment, it was agreed that an aggregate of 76,884,122 common shares ("New Common Shares") were to be issued as follows: (i) the Series K Preferred Stock, owned by Halco, was to be automatically converted into 39,000,000 shares of our common stock, based upon a conversion price of $.23 per share, upon approval of our stockholders;
(ii) all of the holders of our other convertible preferred stock ("Other Preferred Stock") agreed to convert their shares of preferred stock into 20,877,432 shares of common stock ("Conversion Shares"); (iii) our company and the holders of the Other Preferred Stock agreed to the issuance of: (a) 12,993,072 shares of common stock to induce those holders to convert their shares, all of which were entitled to periodic dividends, into shares of common stock, which had never received a dividend ("Inducement Shares"), and (b) 3,263,618 shares of common stock ("Dividend Shares") in satisfaction of an aggregate of $1.5 million of accrued dividends on the date of conversion (the Inducement Shares and Dividend Shares were based upon a conversion price of $.45 per share); and (iv) Mr. Levy agreed to the receipt of 750,000 shares of our common stock in exchange for $.3 million owed by us to Mr. Levy ("Note Shares") based upon a conversion price of $.40 per share.

        On the Closing Date, stockholders who owned in excess of 50% of our voting stock executed proxies to vote in favor of the foregoing transactions. However, formal stockholder approval of the transactions was required before we could issue the common stock necessary for the conversion of the Series K Preferred Stock, the Note Shares, the Inducement Shares and the Dividend Shares, and for an increase in the number of authorized common shares from 75 million to 200 million. On January 10, 2002, stockholder approval was received and we issued the New Common Shares effective January 11, 2002.

        In connection with the Stonehouse Acquisition on June 7, 2002, we issued the New Halco Note to Halco to replace the Halco Note. The terms of the New Halco Note are the same as the Halco Note except that the New Halco Note is convertible into shares of our common stock. The New Halco Note (i) gives us the right, after the earlier of May 31, 2003, or the date on which we receive a notice of delisting from the AMEX, and in each case, only to the extent deemed necessary to maintain our listing on the AMEX, to convert all or a portion of the outstanding balance of the New Halco Note into our common shares at 85% of the closing bid price on the trading day immediately prior to the date of conversion, and (ii) gives Halco the right, after May 31, 2003, to convert all or a portion of the outstanding balance of the New Halco Note into our common shares, at 110% of the closing bid price on the trading day immediately prior to the date of conversion.

        In connection with the Stonehouse Acquisition on June 7, 2002, Mr. Halperin and Halco agreed that, (i) through June 7, 2004, they will give PTG a right of first refusal if they intend to sell, pledge or transfer nStor common shares in excess of 20% of the nStor shares which they held as of June 7, 2002 (33,662,275 shares), plus 80% of any shares acquired upon conversion of the Halco Note, and (ii) they will vote to elect to our board of directors two designees of Parent, reasonably acceptable to H. Irwin Levy and Halco, until Parent ceases to own at least 5% of our capital stock.

H. Irwin Levy

        At December 31, 2000, our outstanding borrowings included $1.7 million owed to H. Irwin Levy at 10% per annum. From January through March 31, 2001, Mr. Levy or a company controlled by Mr. Levy (collectively, Mr. Levy) advanced an additional $1.9 million to us, of which $1.25 million was convertible into our common stock at $1.00 per share. In connection with $1.25 million of Mr. Levy's first quarter 2001 advances, we issued warrants to Mr. Levy to purchase 312,500 shares of our common stock, at $1.20 per share, exercisable at issuance and expiring, principally on March 31, 2004. Effective April 12, 2001, Mr. Levy exchanged all of his outstanding borrowings ($3.6 million) in addition to his 10% Series G Preferred Stock with a face value of $2 million for 5,682 shares of our Series I Convertible Preferred Stock with an aggregate face value of $5.7 million (including $132,000 in accrued interest and dividends) which was convertible into 7,891,416 shares of our common stock, based on a fixed conversion price of $.72 per share. The Series I Convertible Preferred Stock accrued dividends quarterly at 10% per annum.

        From May through September 2001, Mr. Levy advanced an additional $1.45 million under revolving promissory notes at 10% per annum. Effective on the closing date of the Halco Investment, we agreed to satisfy $300,000 of indebtedness to Mr. Levy by issuing 750,000 shares of our common stock. In addition, in December 2001, Mr. Levy assigned $.5 million of his notes to affiliates of W. David Sykes, a former officer of nStor (Mr. Sykes), in a private transaction in which Mr. Levy purchased 1,700 shares of Series H Convertible Preferred Stock with a face value of $1.7 million. The Series H Convertible Preferred Stock accrued dividends quarterly at 10% per annum. The remaining outstanding borrowings to Mr. Levy at December 31, 2001 amounted to $650,000, with interest at 10% per annum, payable quarterly and scheduled to mature on June 15, 2002, as extended. No interest or dividend payments were made in cash to Mr. Levy during 2001.

        In connection with the Halco Investment, Mr. Levy converted his Series E, H and I Convertible Preferred Stock in January 2002 and received 19,062,079 common shares as follows: 10,752,527 shares as Conversion Shares; 6,651,488 shares as Inducement Shares; and 1,658,064 shares as Dividend Shares.

        Subsequent to December 31, 2001 and through July 15, 2002, Mr. Levy advanced $1.7 million to us under revolving promissory notes bearing interest at 8% per annum, under which we may borrow up to an aggregate of $2 million, with $750,000 maturing April 30, 2003 and requiring quarterly interest payments and $913,000 maturing December 31, 2002 with interest due at maturity.

        In connection with the Stonehouse Acquisition, on June 7, 2002, Mr. Levy and certain affiliated entities agreed that, (i) through June 7, 2004, they will give PTG a right of first refusal if they intend to sell, pledge or transfer nStor common shares in excess of 20% of the nStor shares which they held as of June 7, 2002 (18,050,074 shares) and (ii) they will vote to elect to our board of directors two designees of Parent reasonably acceptable to Mr. Levy and Halco until Parent ceases to own at least 5% of our capital stock.

        On June 15, 2002, we issued the New Levy Note to replace certain notes payable to Mr. Levy in the principal amount of $650,000. The terms of the New Levy Note are the same as the prior notes payable except that the New Levy Note is convertible into shares of our common stock. The New Levy Note gives us the right, after the date on which we receive a notice of delisting from the AMEX, only to the extent deemed necessary to maintain our listing on the AMEX following the full conversion of the New Halco Note, to convert all or a portion of the outstanding balance of the New Levy Note into our common shares at 85% of the closing bid price on the trading day immediately prior to the date of conversion.

Larry Hemmerich

        See Employment Agreements.

Loans Made by 5% Stockholder

        From December 31, 2000 and through March 27, 2001, Bernard Marden and a trust controlled by Mr. Marden (collectively," Mr. Marden") loaned us $1.3 million under convertible promissory notes bearing interest at 8% per annum, payable semi-annually and maturing on March 31, 2003. Effective April 12, 2001, Mr. Marden agreed to exchange his notes for 1,263 shares of our Series I Convertible Preferred Stock with a face value of $1.3 million (including $13,000 in accrued interest), which was convertible into 1,753,724 shares of our common stock based on a fixed conversion price of $.72 per share. The Series I Convertible Preferred Stock accrued dividends, payable quarterly, at 10% per annum.

        In June 2001, Mr. Marden loaned us an additional $.45 million at 10% per annum, payable monthly, and maturing December 15, 2002, as extended. Mr. Marden has the right to convert the outstanding principal balance, plus accrued but unpaid interest, into our common stock based on a conversion price of $.40 per share.

        In connection with the Halco Investment, Mr. Marden converted his Series E, H, and I Convertible Preferred Stock in January 2002 and received 7,980,288 common shares as follows: 4,448,168 shares as Conversion Shares; 2,802,212 shares as Inducement Shares; and 729,908 shares as Dividend Shares.

        During 2001, we paid $44,261 in interest and dividend payments to Mr. Marden.

Hilcoast Advisory Services, Inc.

        Since October 1999, we have been charged $5,000 per month, plus reimbursement of out-of-pocket expenses, from Hilcoast Advisory Services, Inc. ("Advisor") for certain financial consulting and administrative services provided to us. Mr. Levy is the chairman of the board, and chief executive officer of Advisor and its parent and a majority shareholder of Advisor's parent, Mr. Halperin is a director of Advisor and its parent and Jack Jaiven, our Vice President and Treasurer, is an officer of Advisor and its parent. Since February 2000, Advisor has agreed to defer receipt of these fees.

        Management believes that the terms of the foregoing transactions described above are fair and reasonable and as favorable to us as could be obtained from unaffiliated third parties.

                                 OTHER BUSINESS

        The board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 promulgated by the SEC, a stockholder intending to present a proposal to be included in our proxy statement for our 2003 annual meeting of Stockholders must deliver a proposal in writing to our principal executive offices no later than April 23, 2003.

        If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the annual meeting, and the proposal is received by us on or before April 23, 2003, we will provide information in the proxy statement relating to that annual meeting as to the nature of the proposal and how persons named in the proxy solicited by our board of directors intend to exercise their discretion to vote on the proposal.

                                          By Order of the board of directors

                                          Orilla F. Floyd, Secretary
West Palm Beach, Florida
August 20, 2002

                                                                  EXHIBIT A

                                 CHARTER OF THE
                            nSTOR TECHNOLOGIES, INC.
                                 AUDIT COMMITTEE
                                    ARTICLE 1

                                     PURPOSE

The purpose of the Audit Committee (the "Committee") of the board of directors of nStor Technologies, Inc., (the "Corporation") is to provide assistance to the board of directors in fulfilling its responsibility to the stockholders and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of financial reports of the Corporation. In so doing, it is the responsibility of the Committee to establish and maintain free and open communication between the directors, the independent auditors, and the financial management of the Corporation.

                                   ARTICLE II

                              COMMITTEE MEMBERSHIP

        2.1    Number of Committee Members.

        The authorized number of members of the Committee shall be three (3) and must be independent of the Corporation and otherwise duly qualified as set forth in Exhibit B. The board of directors may designate one or more Directors as alternate Committee members, who may replace any absent member at any meeting of the Committee.

        2.2    Appointment and Term of Office of Committee Members.

        Committee members shall be appointed by the board of directors to hold office until replaced by a resolution of the Board. Each Committee member, including a member elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified, except in the case of the death, resignation, or removal of such a member.

        2.3    Removal.

        The entire Committee or any individual Committee member may be removed from office without cause by the affirmative vote of a majority of the board of directors of the Corporation.

                                   ARTICLE III

                               COMMITTEE STRUCTURE

        3.1    Chairman of the Committee.

        The Chairman of the Committee, if such an officer be elected, shall, if present, preside at meetings of the Committee and exercise and perform such other powers and duties as may from time to time be assigned by the board of directors or as may be prescribed by this Charter. The Chairman of the Committee shall be elected by resolution of the board of directors. The Chairman of the Committee shall in all cases be an independent director. In the absence or disability of the Chairman of the Committee, the board of directors shall appoint an alternative Chairman to preside at the Committee meetings.

        3.2    Secretary.

        The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of the Committee.

                                   ARTICLE IV

                                RESPONSIBILITIES

        In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order best to react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. Notwithstanding the foregoing, the following duties should be performed at a minimum on an annual or as needed basis.

        4.1    Annual Duties.

(a) Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate.

(b) Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Corporation.

(c) Have a clear understanding with the independent auditors that the independent auditors are ultimately accountable to the board of directors and the Committee, as the stockholders' representatives, and that the board of directors and the Committee have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

(d) Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

(e)     Review  with the  independent  auditors  and  financial  and  accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

(f) Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

(g) Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.

(h) Review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Corporation's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

(i) Report the results of the annual audit to the board of directors. If requested by the Board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are received).

(j) Obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take appropriate action to ensure the continuing independence of the auditors.

(k) Review the report of the Committee in the annual report to stockholders and the Annual Report on Form 10-K disclosing whether or not the Committee had reviewed and discussed with management and the independent auditors, as well as discussed within the Committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statement. In addition, disclose the Committee's conclusion on the fairness of presentation of the financial statements in conformity with generally accepted accounting principles based on those discussions.

(l) Review the Corporation's disclosure in the proxy statement for its annual meeting of stockholders that describes the Committee as having satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to stockholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

        4.2    Duties as Needed.

(a) Review reports received from regulators and other legal and regulatory matters that may have a material affect on the financial statements or related Corporation compliance policies.

(b) Investigate any matter brought to its attention within the scope of its duties with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                    ARTICLE V

                                 INDEMNIFICATION

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Committee member of the Corporation shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability and loss, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person.

This indemnification is intended to provide at all times the fullest indemnification permitted by the laws of the State of Delaware and the Corporation may purchase and maintain insurance on behalf of any person who is or was a Committee member of the Corporation against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

                                   ARTICLE VI

                                   AMENDMENTS

This Charter and any provision contained herein may be amended or repealed by the board of directors. Whenever an amendment or a new Charter is adopted, it shall be copied in the book of minutes with the original Charter. If any provision of this Charter is repealed, the provisions repealed, with the date of the meeting at which the repeal was enacted or written consent was filed, shall be stated in said book.

                                                                      EXHIBIT B

Professional Qualifications

Each of the members of the Audit Committee must be qualified to read and understand fundamental financial statements, including balance sheets, income statements, and cash flow statements or become qualified to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive office, chief financial officer or other senior officer with financial oversight responsibilities.

Independence

Directors with any of the following five relationships will not be considered independent: (1) employment by the Corporation or any of its affiliates for the current year or any of the past three years; (2) acceptance of any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (3) member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer; (4) partnership in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed five percent of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or (5) employment as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

One director who is not independent and is not a current employee or an immediate family member of such employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interest of the Corporation and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

                                                                      EXHIBIT C

TEXT OF PROPOSED AMENDMENT TO nSTOR'S CERTIFICATE OF

INCORPORATION

The Certificate of Incorporation of nStor Technologies, Inc. is to be amended as follows:

1.  Article Fourth (a) thereof is amended in its entirety to read as follows:

The total number of shares which the Corporation is authorized to issue is Two Hundred and Thirty One Million (231,000,000). The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Two Hundred and Thirty Million (231,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate par value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $11,500,000.

                                   PROXY CARD

nSTOR TECHNOLOGIES, INC.
10140 Mesa Rim Road
San Diego, CA  92121


                    THIS PROXY IS SOLICITED ON BEHALF OF THE

                          COMPANY'S BOARD OF DIRECTORS

The undersigned holder of common stock of nStor Technologies, Inc., a Delaware corporation (the "Company"), hereby appoints Jack Jaiven and H. Irwin Levy and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of common stock of the Company that the undersigned is entitled to vote at the 2002 annual meeting of Stockholders of the Company, to be held at 10:00 a.m., local time, on September 12, 2002, at The Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, and at any adjournment(s) or postponement(s) thereof.

(1) To approve the issuance of the following shares of our common stock to Pacific Technology Group, Inc. in connection with our acquisition of 100% of the outstanding capital stock of Stonehouse Technologies, Inc. on June 7, 2002: (a) 4,527,027 shares upon the conversion of our Series L Convertible Preferred Stock, and (b) up to 8,687,258 shares as earn-out consideration;

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The members of our board of directors recommends that you vote "FOR" the approval of Proposal 1.

(2) To approve the issuance of shares of our common stock to Halco Investments L.C., an entity controlled by Maurice Halperin, the chairman of our board of directors, in connection with the potential conversion of a $3,100,000 promissory note in order to maintain our listing on The American Stock Exchange;

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The disinterested members of our board of directors recommends that you vote "FOR" the approval of Proposal 2.

(3) To approve the issuance of shares of our common stock to H. Irwin Levy, the vice-chairman of our board of directors and our chief executive officer, in connection with the potential conversion of a $650,000 promissory note in order to maintain our listing on The American Stock Exchange;

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The disinterested members of our board of directors recommends that you vote "FOR" the approval of Proposal 3.

(4)     To approve the issuance of up to 30,000,000 shares of our common   stock
        upon the potential exercise of an option granted to Pacific Technology Services, Inc.;

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The board of directors recommends that you vote "FOR" the approval of Proposal 4.

(5)     To   approve   an  amendment  to  our   certificate   of   incorporation
        increasing the number of authorized shares of common stock from 200,000,000 to 230,000,000;

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The members of our board of directors recommend that you vote "FOR" the approval of Proposal 5.

(6) To elect five persons to our board of directors to hold office until our next annual meeting of stockholders or until their successors are duly elected and qualified as follows;

               Roger H. Felberbaum
               Bernard Green
               Maurice Halperin
               H. Irwin Levy
               Michael L. Wise

        [  ]   VOTE  FOR  all nominees  listed  above,  except vote withheld for the following nominees (if any).

              ------------------------------------------------------

        [  ]   VOTE WITHHELD for all nominees.

        The board of directors recommends that you vote "FOR" the election of all the nominees for election as directors.

(7) To ratify the re-appointment of Swenson Advisors LLP, certified public accountants, as our independent auditors for 2002; and

               [  ]  FOR         [  ]   AGAINST       [  ]   ABSTAIN

        The board of directors recommends that you vote "FOR" the approval of Proposal 7.

(8) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Approval of proposals 2 and 3 is conditioned upon the approval of proposal 5. If proposal 5 is not approved, proposals 2 and 3 will also not be approved even if proposals 2 and 3 receive the requisite stockholder approval.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE AND FOR THE APPROVAL OF THE REMAINING PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Notice of annual meeting,
(ii) the Proxy Statement, and (iii) the Company's Form 10-K, as amended, for the year ended December 31, 2001.

                    Dated
                         -------------------------, 2002


                    ------------------------------------
                               (Signature)

                    ------------------------------------
                        (Signature if held jointly)


IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.